Exhibit 99.1

PENN Entertainment Reports First Quarter Results
WYOMISSING, PA (May 4, 2023) - PENN Entertainment, Inc. (“PENN” or the “Company”) (Nasdaq: PENN) today reported financial results for the three months ended March 31, 2023.
2023 First Quarter Highlights:
•Revenues of $1.67 billion, an increase of 7.0% year-over-year;
•Net income of $514.4 million and net income margin of 30.7%, as compared to net income of $51.6 million and net income margin of 3.3% in the prior year;
•Adjusted EBITDAR of $478.2 million, a decrease of 3.3% year-over-year;
•Adjusted EBITDA of $332.2 million a decrease of 23.6% year-over-year; and
•Adjusted EBITDAR margins of 28.6%, a decline of 300 bps year-over-year.
•Retail Operations Driven by Growth in Older Demographics and Strong VIP Play
•Launched Online Sports Betting in Ohio and Massachusetts; Proprietary Technology Platform Continues to Propel Impressive Ontario Performance
•Repurchased $50.0 million of Common Stock at an Average Price of $30.36 Under the February 2022 Share Repurchase Authorization
•Reiterating Full Year Adjusted EBITDAR Range
For further information, the Company has posted a presentation to its website regarding first quarter highlights and accomplishments, which can be found here.
Jay Snowden, Chief Executive Officer and President, announced: “We are pleased to report that PENN delivered another solid quarter in what remains an uncertain macroeconomic environment. PENN generated first quarter revenues of $1.67 billion and Adjusted EBITDAR of $478.2 million as strong performance in the Northeast mostly offset softer year-over-year results in the South. In addition, our proprietary sports betting and iCasino technology platform, which is live in Ontario, continues to drive compelling results and market share. As previously announced, on February 17th we completed our acquisition of the remainder of Barstool Sports Inc. (“Barstool Sports” or “Barstool”). Accordingly, we are raising our prior 2023 revenue guidance range to $6.37 billion ‒ $6.81 billion to reflect the Barstool acquisition, which is neutral to Adjusted EBITDAR. As such, our prior 2023 Adjusted EBITDAR guidance range of $1.875 billion ‒ $2.0 billion remains unchanged.

Retail Performance Driven by Growth in Older Demographics and Strong VIP Play
Property level highlights1:
•Revenues of $1.44 billion;
•Adjusted EBITDAR of $511.2 million; and
•Adjusted EBITDAR margins of 35.5%.
1 Property level consists of retail operating segments which are composed of our Northeast, South, West, and Midwest reportable segments.

“Growth in our older demographics and VIP play led to largely consistent performance across the majority of our retail properties,” said Mr. Snowden. “However, the regional shift in our gaming revenues year-over-year to higher taxed jurisdictions, and to a lesser extent, the settlement of certain property litigation matters, negatively impacted retail EBITDAR margins by approximately 100 basis points.
“Operationally, our broader portfolio benefited in the first quarter from improvement of our older demographic’s retail theoretical while we experienced consistent engagement from our younger 21-44 year-old demographic. Our properties also proved to be more resilient than initially anticipated given the increased supply in a few of our markets. Additionally, VIP play remained strong across our properties, driven by both guest count increases and frequency of visitation. Our database grew by over 350,000 members in the first quarter, representing a 13% increase year-over-year, with 63% of the database growth coming from our online offerings. Coordinated marketing efforts combined with enhanced amenities and positive customer experiences also led to strong growth in the number of customers that engage with us across multiple channels. In April, we unveiled our enhanced and rebranded customer loyalty program, PENN Play™, which is designed to better align all of our brands under the PENN Entertainment umbrella and create a more seamless omni-channel experience for our approximately 27 million members.
Launched Online Sports Betting in Ohio and Massachusetts; Proprietary Technology Platform Continues to Propel Impressive Ontario Performance
Interactive Segment highlights:
•Revenues of $233.5 million (including tax gross up of $92.3 million); and
•Adjusted EBITDA loss of $5.7 million.

“The Interactive Segment generated year-over-year revenue improvement this quarter driven in part by our acquisition of Barstool Sports, while our EBITDA results reflect our investment in two state launches and low hold in January and February. Our mobile launches on January 1st in Ohio and March 10th in Massachusetts highlight the advantages of our organic, omni-channel customer acquisition strategy, as we leveraged our PENN Play™ database and the Barstool Sports audience to drive incremental revenue both online and at our retail properties. Additionally, during March Madness, top Barstool personalities performed live streams from our market leading retail sportsbooks in Ohio and Louisiana, leading to increased brand awareness and digital engagement.
“In Ontario, we are seeing the benefits of our proprietary technology stack, which has led to our sustained market share in one of the most competitive markets in North America. Having full control of our product roadmap in the U.S., which remains on track for July, will enable us to connect with our customers on a more personalized level and quickly add new features and betting markets to the Barstool Sportsbook, while also enhancing our iCasino product with new content and bonus mechanics. In addition, with an improved guest experience post-migration, we will be well positioned to drive stronger loyalty and retention, while offering seamless cross-play in our omni-channel ecosystem.
“On February 17th, we completed the full acquisition of Barstool Sports. Barstool has more than doubled its annual revenues since our initial investment in February of 2020 by providing relevant and entertaining content to their growing, loyal audience. Looking forward, we expect to unlock even greater value from the Barstool audience as we refine our cross-sell strategies and pursue new growth channels.
“Likewise, theScore’s media business is delivering strong results in both revenue and engagement metrics, with total user sessions up 22% year-over-year. theScore’s award winning digital sports media app provides its highly engaged audience with up-to-date scores, news, community chat features, and betting lines, which has proven to be a perfect ‘second screen’ for watching live sports and another acquisition funnel for PENN’s retail and digital offerings.

ESG – Caring for our People, our Communities and our Planet
“On April 25th, we issued our 2022 Corporate Social Responsibility Report, which details the significant progress PENN has made in advancing our Environmental, Social and Governance (“ESG”) priorities over the last year.
“More recently, we celebrated Black History Month in February by holding numerous events to drive open and meaningful conversation around Diversity, Equity & Inclusion. We also celebrated women’s achievements during the month of March, including hosting a virtual panel discussion on International Women’s Day for Team Members with two of PENN’s female Board members: Jane Scaccetti and Marla Kaplowitz. Additionally, following the devastating tornados in the Rolling Fork area of Mississippi, our Ameristar Casino Vicksburg and Hollywood Casino Tunica teams donated water, food and essential items to those in need, in addition to providing temporary housing to displaced team members.
“Finally, in April, Barstool launched a mental health awareness initiative on college campuses as part of its Viceroy and Chicks Ambassador Program, reaching over 500 universities, 1,200 unique social media channels, and 20 million cross-platform followers.”
Share Repurchase Authorization Update
During the three months ended March 31, 2023, the Company repurchased 1,646,963 shares of its common stock in open market transactions for $50.0 million at an average price of $30.36 per share.
Subsequent to the quarter ended March 31, 2023, the Company repurchased 647,319 shares of its common stock at an average price of $29.21 per share for an aggregate amount of $18.9 million. The remaining availability under our February 2022 authorization was $80.4 million and $750.0 million under our December 2022 authorization as of May 3, 2023.
Liquidity Remains Strong
Total liquidity as of March 31, 2023 was $2.3 billion inclusive of $1.3 billion in cash and cash equivalents. Traditional net debt as of the end of the quarter was $1.4 billion, an increase of $302.6 million from December 31, 2022 due to a lower cash balance reflecting a net cash payment of approximately $315.3 million for the acquisition of Barstool and recent activity under our share repurchase program. Lease-adjusted net leverage as of March 31, 2023 was 4.6x compared to 4.4x as of December 31, 2022.
Additional information on PENN’s reported results, including a reconciliation of the non-GAAP results to their most comparable GAAP measures, is included in the financial tables below. The Company does not provide a reconciliation of projected Adjusted EBITDA and Adjusted EBITDAR because it is unable to predict with reasonable accuracy the value of certain adjustments that may significantly impact the Company’s results, including realized and unrealized gains and losses on equity securities, re-measurement of cash-settled stock-based awards, contingent purchase payments associated with prior acquisitions, and income tax (benefit) expense, which are dependent on future events that are out of the Company’s control or that may not be reasonably predicted.

Summary of First Quarter Results

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2023	2022
Revenues	$1,673.3	$1,564.2
Net income	$514.4	$51.6

Adjusted EBITDA (1)	$332.2	$434.6
Rent expense associated with triple net operating leases (2)	146.0	60.1
Adjusted EBITDAR (1)	$478.2	$494.7
Payments to our REIT Landlords under Triple Net Leases (3)	$233.2	$229.3

Diluted earnings per common share	$3.05	$0.29
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (Nasdaq: GLPI) (“GLPI”) that was amended and restated effective January 1, 2023 (referred to as the AR PENN Master Lease and prior to January 1, 2023 referred to as the PENN Master Lease); our triple net master lease effective January 1, 2023 entered in conjunction with and coterminous to the AR PENN Master Lease (referred to as the 2023 Master Lease); our individual triple net lease with GLPI for the real estate assets used in the operations of Hollywood Casino at The Meadows prior to the effective date of the 2023 Master Lease (referred to as the Meadows Lease); our individual triple net lease with GLPI for the real estate assets used in the operations of Tropicana Las Vegas which terminated on September 26, 2022 (referred to as the Tropicana Lease); as well as our individual triple net leases with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the real estate assets used in the operations of Margaritaville Resort Casino (referred to as the Margaritaville Lease) and Hollywood Casino at Greektown (referred to as the Greektown Lease) and referred to collectively as our “triple net operating leases.”
Effective January 1, 2023, the Company and GLPI amended and restated the PENN Master Lease which was concluded to be a lease modification under ASC 842, “Leases.” As a result of the amendment and restatement, all the land and building components contained within the AR PENN Master Lease as well as all the land and building components contained within the 2023 Master Lease are classified as operating leases which are recorded to rent expense.
For the three months ended March 31, 2023, rent expense associated with triple net operating leases pertains to (i) the AR PENN Master Lease; (ii) the 2023 Master Lease; (iii) the Margaritaville Lease; and (iv) the Greektown Lease.
For the three months ended March 31, 2022, rent expense associated with triple net operating leases pertains to (i) the PENN Master Lease (specific to the land and building components associated with the operations of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course); (ii) the Meadows Lease; (iii) the Margaritaville Lease; (iv) the Greektown Lease; and (v) the Tropicana Lease which terminated on September 26, 2022.
(3)Consists of payments made to GLPI and VICI (referred to collectively as our “REIT Landlords”) under the AR PENN Master Lease, the PENN Master Lease, the 2023 Master Lease, the Pinnacle Master Lease, the Meadows Lease (prior to the effective date of the 2023 Master Lease), the Perryville Lease (prior to the effective date of the 2023 Master Lease), the Margaritaville Lease, the Greektown Lease, the Morgantown Lease, and the Tropicana Lease and collectively referred to as our “Triple Net Leases.” The rent under the Tropicana Lease was nominal prior to lease termination.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its operations into five reportable segments: Northeast, South, West, Midwest, and Interactive.

	For the three months ended March 31,
(in millions, unaudited)	2023	2022
Revenues:
Northeast segment (1)	$700.5	$658.5
South segment (2)	314.8	341.4
West segment (3)	129.7	140.9
Midwest segment (4)	295.3	282.9
Interactive (5)	233.5	141.5
Other (6)	5.8	7.3
Intersegment eliminations (7)	(6.3)	(8.3)
Total revenues	$1,673.3	$1,564.2

Adjusted EBITDAR:
Northeast segment (1)	$212.9	$205.2
South segment (2)	123.6	146.5
West segment (3)	49.1	51.2
Midwest segment (4)	125.6	125.5
Interactive (5)	(5.7)	(10.0)
Other (6)	(27.3)	(23.7)
Total Adjusted EBITDAR (8)	$478.2	$494.7
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Hollywood Casino at Greektown, Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino Morgantown, Hollywood Casino at PENN National Race Course, Hollywood Casino Perryville, Hollywood Casino Toledo, Hollywood Casino York, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by PENN, Hollywood Casino at The Meadows, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas Hotel and Casino (sold on September 26, 2022), and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Aurora, Hollywood Casino Joliet, our 50% investment in Kansas Entertainment, LLC, which owns Hollywood Casino at Kansas Speedway, Hollywood Casino St. Louis, Prairie State Gaming, and River City Casino.
(5)The Interactive segment includes all of our online sports betting, iCasino and social gaming operations, management of retail sports betting, media, and the operating results of Barstool (the remaining 64% of Barstool common stock, not already owned by PENN, was acquired on February 17, 2023). Interactive revenues are inclusive of a tax gross-up of $92.3 million and $50.3 million for the three months ended March 31, 2023 and 2022, respectively.
(6)The Other category, included in the tables to reconcile the segment information to the consolidated information, consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, Sam Houston and Valley Race Parks, the Company’s JV interests in Freehold Raceway and our management contract for Retama Park Racetrack. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated.
(7)Primarily represents the elimination of intersegment revenues associated with our retail sportsbooks, which are operated by PENN Interactive.
(8)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended March 31,
(in millions, unaudited)	2023	2022
Net income	$514.4	$51.6
Income tax expense	167.9	47.6
Interest expense, net	113.0	161.3
Interest income	(10.4)	(0.5)
Income from unconsolidated affiliates	(2.6)	(8.7)
Gain on Barstool Acquisition, net (1)	(83.4)	—
Gain on REIT transactions, net (2)	(500.8)	—
Other expenses	1.0	40.7
Operating income	199.1	292.0
Stock-based compensation	16.5	17.0
Cash-settled stock-based awards variance (3)	(2.9)	(2.9)
Loss on disposal of assets	—	(0.1)
Contingent purchase price	0.3	(0.1)
Pre-opening expenses	—	1.5
Depreciation and amortization	107.5	118.2
Insurance recoveries, net of deductible charges	—	(8.8)
Income from unconsolidated affiliates	2.6	8.7
Non-operating items of equity method investments (4)	4.5	1.8
Other expenses	4.6	7.3
Adjusted EBITDA	332.2	434.6
Rent expense associated with triple net operating leases	146.0	60.1
Adjusted EBITDAR	$478.2	$494.7
Net income margin	30.7%	3.3%
Adjusted EBITDAR margin	28.6%	31.6%
(1)    Includes a gain of $66.5 million associated with Barstool related to remeasurement of the equity investment immediately prior to the acquisition date of February 17, 2023 and a gain of $16.9 million related to the acquisition of the remaining 64% of Barstool common stock.
(2)    Upon the execution of the February 21, 2023 AR PENN Master Lease and the 2023 Master Lease, both effective January 1, 2023, we recognized a gain of $500.8 million as a result of the reclassification and remeasurement of lease components.
(3)    Our cash-settled stock-based awards are adjusted to fair value each reporting period based primarily on the price of the Company’s common stock. As such, significant fluctuations in the price of the Company’s common stock during any reporting period could cause significant variances to budget on cash-settled stock-based awards.
(4)     Consists principally of interest expense, net, income taxes, depreciation and amortization, and stock-based compensation expense associated with Barstool prior to us acquiring the remaining 64% of Barstool common stock and our Kansas Entertainment, LLC joint venture.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2023	2022
Revenues
Gaming	$1,324.6	$1,291.2
Food, beverage, hotel, and other	348.7	273.0
Total revenues	1,673.3	1,564.2
Operating expenses
Gaming	729.5	686.6
Food, beverage, hotel, and other	244.3	171.9
General and administrative	392.9	295.5
Depreciation and amortization	107.5	118.2
Total operating expenses	1,474.2	1,272.2
Operating income	199.1	292.0
Other income (expenses)
Interest expense, net	(113.0)	(161.3)
Interest income	10.4	0.5
Income from unconsolidated affiliates	2.6	8.7
Gain on Barstool Acquisition, net	83.4	—
Gain on REIT transactions, net	500.8	—
Other	(1.0)	(40.7)
Total other income (expenses)	483.2	(192.8)
Income before income taxes	682.3	99.2
Income tax expense	(167.9)	(47.6)
Net income	514.4	51.6
Less: Net loss attributable to non-controlling interest	0.1	0.1
Net income attributable to PENN Entertainment	$514.5	$51.7

Earnings per share:
Basic earnings per share	$3.35	$0.31
Diluted earnings per share	$3.05	$0.29

Weighted-average common shares outstanding—basic	153.3	168.2
Weighted-average common shares outstanding—diluted	168.6	184.2

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$1,311.3	$1,624.0

Bank debt	$1,521.9	$1,531.2
Notes (1)	1,130.5	1,130.5
Other long-term obligations (2)	37.3	38.1
Total traditional debt	2,689.7	2,699.8
Financing obligation (3)	126.2	118.0
Less: Debt discounts and debt issuance costs	(38.3)	(40.3)
	$2,777.6	$2,777.5

Total traditional debt	$2,689.7	$2,699.8
Less: Cash and cash equivalents	(1,311.3)	(1,624.0)
Traditional net debt (4)	$1,378.4	$1,075.8
(1)Inclusive of our 5.625% Notes due 2027, 4.125% Notes due 2029 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of March 31, 2023 primarily includes $27.4 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $9.9 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.” Management believes that Traditional net debt is an important measure to monitor leverage and evaluate the balance sheet. With respect to Traditional net debt, cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce the Company’s debt obligations. A limitation associated with using traditional net debt is that it subtracts cash and cash equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. Management believes that investors may find it useful to monitor leverage and evaluate the balance sheet.
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended March 31,
(in millions, unaudited)	2023	2022
Cash payments to our REIT Landlords under Triple Net Leases	$233.2	$229.3
Cash payments related to income taxes, net	$1.1	$1.0
Cash paid for interest on traditional debt	$46.4	$30.8
Capital expenditures	$63.2	$65.6

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest expense, net; interest income; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment charges; impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening expenses; and other. Adjusted EBITDA excludes (i) non-cash gains/losses associated with REIT transactions (including our transactions with GLPI entered into on February 21, 2023); and (ii) non-cash gains/losses associated with partial and step acquisitions as measured in accordance with ASC 805 “Business Combinations” (including the Barstool Acquisition). Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool (prior to our acquisition of Barstool on February 17, 2023) and our Kansas Entertainment, LLC joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases with our REIT landlords. Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.

Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.
We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as a supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.
Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.
Management Presentation, Conference Call, Webcast and Replay Details
PENN is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed at https://investors.pennentertainment.com/events-and-presentations/presentations.
The conference call number is 212-231-2932; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call at www.pennentertainment.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and investors. A replay of the call can be accessed for thirty days at www.pennentertainment.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pennentertainment.com, in the “Investors” section (select link for “Press Releases”).
About PENN Entertainment
PENN Entertainment, Inc. (Nasdaq: PENN) is North America’s leading provider of integrated entertainment, sports content and casino gaming experiences. PENN operates 43 properties in 20 states, online sports betting in 17 jurisdictions and iCasino in five jurisdictions under a portfolio of well-recognized brands, including Hollywood Casino®, L’Auberge®, Barstool Sportsbook and Casino™ and theScore Bet Sportsbook and Casino®. In 2023, PENN completed its acquisition of Barstool Sports, Inc. (“Barstool”). Barstool’s vast audience, combined with the reach and highly engaged user base of Score Media and Gaming Inc. (“theScore”), provide us with a significant digital footprint and growing customer ecosystem. PENN’s highly differentiated strategy, which is focused on organic cross-sell opportunities, is reinforced by its investments in market-leading retail casinos, sports media assets and technology, including a state-of-the-art, fully integrated digital sports and online casino betting platform and an in-house iCasino content studio. The Company’s portfolio is further bolstered by its industry-leading PENN Play™ customer loyalty program, which offers its approximately 27 million members a unique set of rewards and experiences across our various channels. PENN is deeply committed to fostering a culture that welcomes a diverse set of customers and dedicated team members. The Company has been consistently ranked in the top two as “Employer of First Choice” over the last nine years in the Bristol Associates-Spectrum Gaming’s Executive Satisfaction Survey. In addition, as a long-standing good corporate citizen, PENN is also committed to creating a culture of responsible gaming, being a trusted and valued member of its communities and acting as a responsible steward of our finite natural resources.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,”

“may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: future revenue and Adjusted EBITDAR; the Company’s anticipated share repurchases; the Company’s expectations of future results of operations and financial condition, the assumptions provided regarding the guidance, including the scale and timing of the Company’s product and technology investments; the Company’s expectations regarding results, and the impact of competition, in retail/mobile/online sportsbooks, iCasino, social gaming, and retail operations; the Company’s development and launch of its Interactive segment’s products in new jurisdictions and enhancements to existing Interactive segment products, including the content for the Barstool Sportsbook and Casino and theScore Bet Sportsbook and Casino apps and the migration of the Barstool Sportsbook into both our proprietary player account management system and risk and trading platforms; the Company’s expectations regarding its acquisition of Barstool Sports and the future success of its products; the Company’s expectations with respect to the integration and synergies related to the Company’s integration of theScore and Barstool Sports; the continued growth and monetization of the Company’s media business; the Company’s expectations with respect to the ongoing introduction and the potential benefits of the cashless, cardless and contactless (3C’s) technology; the Company’s development projects, including the prospective development projects at Hollywood Casinos Aurora, Joliet, Columbus, and the M Resort Spa Casino; our ability to obtain financing for our development projects on attractive terms; and the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; the actions of regulatory, legislative, executive or judicial decisions at the federal, state, provincial or local level with regard to our business and the impact of any such actions.
Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include: the effects of economic and market conditions in the markets in which the Company operates; competition with other entertainment, sports content, and casino gaming experiences; the timing, cost and expected impact of product and technology investments; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; and additional risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. Considering these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:
Mike Nieves
SVP, Finance & Treasurer
PENN Entertainment
610-373-2400
Joseph N. Jaffoni, Richard Land
JCIR
212-835-8500 or penn@jcir.com